EXHIBIT 99.1

Bunge Reports First Quarter 2016 Results

White Plains, NY – April 28, 2016 – Bunge Limited (NYSE:BG)

•	Q1 total segment EBIT of $322 million driven by strong performance in Agribusiness

•	Evolving agribusiness markets providing opportunities to leverage winning global footprint in second half of the year

•	2016 earnings growth expectation intact

•	Combined Agri-Foods trailing four quarter ROIC of 9.4%; 2.4 points over WACC

•	Repurchased $200 million of common shares year-to-date

„	Financial Highlights

	Quarter Ended
US$ in millions, except per share data	3/31/16	3/31/15

Total segment EBIT (a)	$322	$373
Agribusiness (b)	$282	$330
Oilseeds	$138	$242
Grains	$144	$88
Food & Ingredients (c)	$52	$72
Sugar & Bioenergy	$(14)	$(23)
Fertilizer	$2	$(6)
Net income (loss) per common share from continuing operations-diluted (a)	$1.60	$1.58
Net income (loss) per common share from continuing operations-diluted, adjusted (a,d)	$1.41	$1.58

(a)
Total segment earnings before interest and tax (“EBIT”); net income (loss) per common share from continuing operations-diluted; and net income (loss) per common share from continuing operations-diluted, adjusted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	See footnote 6 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.
(c)	Includes Edible Oil Products and Milling Products segments.
(d)	Includes certain tax benefits/(charges).See Additional Financial Information for detail.

„	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “In the first quarter, our Agribusiness team managed markets, margins, and logistics very well in a challenging environment.  In Food & Ingredients, we are seeing positive signs in Brazil with gains in both volume and market shares. Overall, results were better than expected, our return on capital continues well above WACC and we feel confident about growing earnings in 2016.

“Customer demand is strong and global soy processing margins are improving.  Smaller harvests in South America, due to recent adverse weather, are introducing new market dynamics.  These will generate headwinds in the second quarter, but also create the potential for us to leverage our winning global footprint more broadly over the course of the year.  Both U.S. crush margins and export flows should improve in the second half, and the possibility of dislocations has increased.

“Contributing to our strategy of expanding the share of earnings from value added products, we announced last week the acquisition of Walter Rau Neusser, a leading European supplier of mid-specialty oils and fats for foodservice and food processing customers. This acquisition strengthens our value added and innovation capabilities in these channels and has important synergies with our existing agribusiness network. In our best-in-class strategy, performance improvement programs delivered approximately $24 million toward our full-year expectation of $125 million.”

„	First Quarter Results

Agribusiness
Agribusiness results benefited from good performances in South America and effective risk management strategies.

Lower Oilseeds results were due to a softer global soy processing environment.  Margins in the U.S. and Europe were negatively impacted by increased export competition from Argentina. Partially offsetting this decrease were improved results in Argentina, which benefited from increased farmer selling following the devaluation of the peso. Soy processing results in Brazil were good and comparable to last year. Oilseed trading & distribution results were similar to last year, benefiting from strong export flows out of South America.

In Grains, higher results in the quarter were largely driven by improved performances in grain trading & distribution and our port services operation, which benefited from increased South American exports. Higher volumes were primarily driven by increased origination in South America, which more than offset declines in the U.S.

First quarter results in 2015 benefited from approximately $70 million of mark-to-market reversals on contracts related to oilseed processing and bunker fuel hedges.

Edible Oil Products
Despite continued tough macro-economic conditions in Brazil, volumes recovered towards the end of the quarter and local currency margins were better than last year. India continued to experience double digit volume growth and margin expansion in local currency; however, currency translation from the weaker Indian rupee offset the benefit.  Depressed economies, unfavorable currency translation and soft consumer demand impacted margins and volumes in Russia and Ukraine. Results in our North American business were comparable to last year, as strong volume growth in our value added downstream business was offset by lower refining margins. The quarter included a $12 million mark-to-market gain, which will reverse in the following quarters.

Milling Products
While segment volumes have recovered and are up 11% since Q2 2015, our Brazilian business continued to face currency translation headwinds and soft consumer demand, especially in the foodservice channel. Margins in local currency, however, improved, driven by higher productivity and better product mix.  The integration of the Pacifico acquisition is progressing well, and our world class greenfield mill in Rio de Janeiro is on track for start-up in the fourth quarter.  Higher results in North America were primarily due to improved performance in our value added categories and increased productivity in our U.S. operation. Our Mexican business delivered stronger volumes and productivity gains, but the impacts were offset by currency translation from the weaker peso.

Sugar & Bioenergy
The first quarter is the inter-harvest period in Brazil when sugarcane mills in the Center-South region typically do not operate for most of the quarter and are selling sugar and ethanol inventories from the previous sugarcane harvest.

Higher results in the quarter were primarily driven by our trading & distribution business, which benefited from higher volumes and margins. Results in sugarcane milling were as expected and slightly down from last year, primarily due to lower sales of sugar and ethanol resulting from our commercial decision to carry less inventory into the year than in 2015. Results and related development costs associated with our renewable oils joint venture was a loss of $6 million in the quarter.

Fertilizer
Improved results in the quarter were due to higher volumes and margins in our Argentine fertilizer operation and increased volumes at our Brazilian port facility. 2015 results were impacted by a strike at one of our Argentine plants.

Cash Flow
Cash generated by operations in the first quarter of 2016 was $77 million compared to cash generated of $308 million in the same period last year. The year-over-year variance reflects higher levels of working capital primarily related to the South American harvests and higher volumes and receivables in our Grain business. In line with our balanced approach to capital allocation, we repurchased $181 million of common stock during the first quarter and an additional $19 million during the second quarter.

Income Taxes
The effective tax rate for the quarter ended March 31, 2016 was 12%.  Excluding approximately $28 million of notable tax items, the effective tax rate was 23%. We continue to expect a full-year tax rate range of 25 to 29%.

„	Outlook

Drew Burke, Chief Financial Officer, stated, “In Agribusiness, demand for our core products is strong. The USDA is forecasting global soy meal and oil demand each to grow 7% this year, which should be supportive of soy processing margins.  Softseed processing margins should improve later in the year with the arrival of new crop seed supplies. Recent weather related changes to crop production in South America could present increased opportunities for our assets in the Northern Hemisphere. However, we expect headwinds in the second quarter as South American farmers and markets adjust to a scenario of lower production.

“In Food & Ingredients, we expect 2016 results to be higher year-over-year, driven by our operational excellence initiatives and recent acquisitions. We are cautiously optimistic that the improved volumes and margins we are currently seeing in our Brazilian operations will continue. We expect results to be weighted to the second half of the year.

“In Fertilizer, improved farmer economics in Argentina, due to the weaker peso and the removal of export taxes on grains, should result in increased purchases of crop inputs later in the year.

“In Sugar & Bioenergy, our sugarcane crop is developing well, and considering our sugar price hedges and the Brazilian ethanol pricing outlook, we continue to expect 2016 to be a year of growth in earnings and cash flow. Similar to past years, results will be seasonally weak until the second half of the year.”

„	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on April 28, 2016 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (888) 771-4371.  If you are located outside the United States or Canada, dial (847) 585-4405.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 42315351.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q1 2016 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on April 28, 2016, continuing through May 27, 2016.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 42315351.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

„	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on continuing operations for total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarters ended March 31, 2016 and 2015.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended March 31:	2016	2015	2016	2015	2016	2015
Continuing operations:
Income taxes:
Income tax benefits (charges) (1)	$-	$-	$28	$-	$0.19	$-
Total	$-	$-	$28	$-	$0.19	$-

Consolidated Earnings Data (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2016	2015
Net sales	$8,916	$10,806
Cost of goods sold	(8,296)	(10,096)
Gross profit	620	710
Selling, general and administrative expenses	(314)	(331)
Foreign exchange gains (losses)	21	(7)
Other income (expense)−net	(5)	1
EBIT attributable to noncontrolling interest	-	-
Total Segment EBIT (2)	322	373
Interest income	10	11
Interest expense	(57)	(53)
Income tax expense (1)	(34)	(85)
Noncontrolling interest share of interest and tax	3	3
Income (loss) from continuing operations, net of tax	244	249
Income (loss) from discontinued operations, net of tax	(9)	14
Net income (loss) attributable to Bunge (3)	235	263
Convertible preference share dividends and other obligations	(13)	(14)
Net income (loss) available to Bunge common shareholders	$222	$249
Net income (loss) per common share diluted attributable to Bunge common shareholders (4):
Continuing operations	$1.60	$1.58
Discontinued operations	(0.06)	0.09
Net income (loss) per common share - diluted	$1.54	$1.67
Weighted–average common shares outstanding - diluted	149	154

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended
	March 31,
(In millions, except volumes)	2016	2015
Volumes (in thousands of metric tons):
Agribusiness	32,753	31,244
Edible oil products	1,602	1,605
Milling products	1,106	1,080
Sugar & Bioenergy	1,923	2,216
Fertilizer	166	117

Net sales:
Agribusiness	$6,283	$7,911
Edible oil products	1,526	1,648
Milling products	391	446
Sugar & Bioenergy	658	747
Fertilizer	58	54
Total	$8,916	$10,806
Gross profit:
Agribusiness	$430	$506
Edible oil products	112	114
Milling products	55	70
Sugar & Bioenergy	16	21
Fertilizer	7	(1)
Total	$620	$710
Selling, general and administrative expenses:
Agribusiness	$(177)	$(184)
Edible oil products	(79)	(81)
Milling products	(29)	(31)
Sugar & Bioenergy	(25)	(30)
Fertilizer	(4)	(5)
Total	$(314)	$(331)
Foreign exchange gain (loss):
Agribusiness	$24	$(2)
Edible oil products	(1)	5
Milling products	(1)	(2)
Sugar & Bioenergy	-	(8)
Fertilizer	(1)	-
Total	$21	$(7)
Segment earnings before interest and tax:
Agribusiness	$282	$330
Edible oil products	30	36
Milling products	22	36
Sugar & Bioenergy	(14)	(23)
Fertilizer	2	(6)
Total (2)	$322	$373

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions)	2016	2015
Assets
Cash and cash equivalents	$523	$411
Time deposits under trade structured finance program	242	325
Trade accounts receivable, net	1,958	1,607
Inventories (5)	4,807	4,466
Other current assets	3,893	4,107
Total current assets	11,423	10,916
Property, plant and equipment, net	4,884	4,736
Goodwill and other intangible assets, net	768	744
Investments in affiliates	330	329
Other non-current assets	1,534	1,189
Total assets	$18,939	$17,914
Liabilities and Equity
Short-term debt	$810	$648
Current portion of long-term debt	213	869
Letter of credit obligations under trade structured finance program	242	325
Trade accounts payable	3,284	2,675
Other current liabilities	2,543	2,823
Total current liabilities	7,092	7,340
Long-term debt	3,845	2,926
Other non-current liabilities	998	959
Total liabilities	11,935	11,225
Redeemable noncontrolling interest	41	37
Total equity	6,963	6,652
Total liabilities and equity	$18,939	$17,914

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2016	2015

Operating Activities
Net income (loss) (3)	$232	$260
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	78	(225)
Depreciation, depletion and amortization	113	120
Other, net	68	18
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(301)	221
Inventories	(222)	471
Prepayments and advances to suppliers	78	(226)
Net unrealized gain/loss on derivative contracts	(410)	(275)
Trade accounts payable and accrued liabilities	442	38
Other, net	(1)	(94)
Cash provided by (used for) operating activities	77	308
Investing Activities
Payments made for capital expenditures	(110)	(117)
Acquisitions of businesses (net of cash acquired)	-	(48)
Proceeds from sales of investments	158	60
Payments for investments	(251)	(71)
Payments for investments in affiliates	(11)	(10)
Other, net	2	(2)
Cash provided by (used for) investing activities	(212)	(188)
Financing Activities
Net borrowings (repayments) of short-term debt	185	72
Net proceeds (repayments) of long-term debt	284	142
Proceeds from sales of common shares	-	10
Repurchases of common shares	(181)	(200)
Dividends paid	(62)	(58)
Other, net	(7)	(1)
Cash provided by (used for) financing activities	219	(35)
Effect of exchange rate changes on cash and cash equivalents	28	(67)
Net increase (decrease) in cash and cash equivalents	112	18
Cash and cash equivalents, beginning of period	411	362
Cash and cash equivalents, end of period	$523	$380

„	Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment and does not include income (loss) from discontinued operations, net of tax. Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended
	March 31,
(In millions)	2016	2015
Total segment EBIT	$322	$373
Interest income	10	11
Interest expense	(57)	(53)
Income tax (expense) benefit	(34)	(85)
Income (loss) from discontinued operations, net of tax	(9)	14
Noncontrolling interest share of interest and tax	3	3
Net income (loss) attributable to Bunge	$235	$263

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation of earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended March 31,
	2016	2015
Continuing operations:
Net income (loss) per common share - diluted (excluding certain gains
& charges and discontinued operations)	$1.41	$1.58
Certain gains & charges (see Additional
Financial Information section)	0.19	-
Net income (loss) per share - continuing operations	1.60	1.58

Discontinued operations	(0.06)	0.09

Net income (loss) per common share-diluted	$1.54	$1.67

„	Notes

(1)
2016 income tax benefits (charges) include benefits of $60 million, net of reserves, recorded for the change in a tax election for North America, offset by a charge of $(32) million recorded for an uncertain tax position related to Asia.

(2)	See Reconciliation of Non-GAAP Measures.

(3)	A reconciliation of net income attributable to Bunge to net income (loss) is as follows:

	Three Months Ended
	March 31,
	2016	2015
Net income (loss) attributable to Bunge	$235	$263
EBIT attributable to noncontrolling interest	-	-
Noncontrolling interest share of interest and tax	(3)	(3)
Net income (loss)	$232	$260

(4)
Approximately 7 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended March 31, 2016.

Approximately 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended March 31, 2015.

(5)
Includes readily marketable inventories of $3,957 million and $3,666 million at March 31, 2016 and December 31, 2015, respectively. Of these amounts $2,877 million and $2,513 million, respectively, are attributable to merchandising activities.

(6)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.